May 16, 2008
Via Federal Express

Attention: Ronda Carson
JPMorgan Chase Bank, N.A.
Escrow Services
333 South Grand Avenue, 36th Floor
Los Angeles, CA 90065

Re:	Joint Escrow Instructions re Escrow Agreement (“Escrow Agreement”) by and among Diametrics Medical, Inc., the Members and JPMorgan Chase Bank, N.A. dated as of September 20, 2006

Ladies and Gentlemen:

On February 22, 2008 Allegro Biodiesel Corporation (fka Diametrics Medical, Inc., “Allegro”) submitted to you a demand for release from the escrow created by the Escrow Agreement of $47,448.49 relating to amounts due to the Internal Revenue Service as a civil penalty for the tax period ending December 31, 2004. Capitalized terms used herein without definition have the meaning ascribed thereto under the Escrow Agreement.

This claim on the escrow has now been settled by Allegro and the Member Representative, on behalf of the Members, and the parties have agreed to release the entire sum of $47,448.49 to Allegro. Accordingly, you are hereby instructed to release to Allegro from the escrow under the Escrow Agreement the sum of $47,448.49. It is requested that these funds be released as promptly as possible.

Wire Instructions:
Account Holder: Allegro Biodiesel Corporation
Swift: BOFAUS3N
ABA Routing: 026009593
Account#: 09145-41651

Very truly yours,

ALLEGRO BIODIESEL CORPORATION By: /s/ W. Bruce Comer III W. Bruce Comer III Title: CEO	/s/ Darrell Dubroc DARRELL DUBROC, as Member Representative